Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
3D Systems Corporation
Rock Hill, South Carolina
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 24, 2010, relating to the consolidated financial statements, the schedule, and the effectiveness of 3D Systems Corporation’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP
BDO Seidman, LLP
Charlotte, North Carolina
February 24, 2010